SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO. 0-12792

Date of Report: August 13, 2009

APOGEE ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0916585
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

1077 Ala Napunani Street, Honolulu, HI	96818
(Address of principal executive offices)	(Zip Code)

808-429-5954
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement
Item 2.01                      Completion of Acquisition of Assets
Item 3.02                      Unregistered Sale of Equity Securities
Item 5.06                      Change in Shell Company Status

On August 13, 2009, Apogee Robotics, Inc. (“Apogee Robotics”) acquired all of the outstanding capital stock of Advanced Swine Genetics, Inc., a Nevada corporation (“Advanced Swine”). Advanced Swine owns 100% of the registered capital of Heilongjiang SenYu Animal Husbandry Co., Ltd. (“SenYu”), a company organized under the laws of The People’s Republic of China (“PRC”). SenYu is engaged in the business of breeding and raising commercial hogs and piglets and distributing them to the slaughter facilities and pork distributors in the PRC. Since the inception of its business in 2004, SenYu has developed a group of farmer franchisees who serve as the primary producers under the SenYu model for raising commercial hogs. Utilizing the most advanced technology and artificial insemination equipment and applying the same strict control standards for raising commercial hogs used in North America, SenYu has established its brand name as a high-quality swine product provider in the industry in China.

In exchange for the outstanding shares of Advanced Swine, Apogee Robotics issued 4,646.05933 shares of its Series A Convertible Preferred Stock to the shareholders of Advanced Swine (the “Share Exchange”).  Each share of Series A Preferred Stock is convertible into One Hundred Thousand (100,000) shares of Apogee Robotics common stock.  As a result of the Share Exchange, persons affiliated with SenYu now own securities that represent 99.9% of the equity in Apogee Robotics.  Apogee Robotics has agreed that within ten days after the Series A Preferred Shares are converted into common stock, it will file a registration statement with the Securities and Exchange Commission that will, when it is declared effective, permit the holders of the converted shares to sell their common stock into the public market.

Ligang Shang is the Chief Executive Officer of Advanced Swine, and was its majority shareholder.  Ligang Shang is also the Chief Executive Officer of Apogee Robotics.   Ligang Shang now owns securities that represent 80.8 % of the equity in Apogee Robotics.

Principal Shareholders

Upon completion of the Share Exchange, there were 994,067 shares of the Company’s common stock issued and outstanding.  There were also outstanding shares of Series A Convertible Preferred Stock that are convertible into 464,605,933 shares of common stock.  The Series A Preferred Shares have voting rights equal to the number of common shares into which they are convertible.  The following table sets forth information known to us with respect to the beneficial ownership of our common stock, assuming full conversion of the Series A Preferred Stock, as of the date of completion of the Share Exchange by the following:

•	each shareholder who beneficially owns more than 5% of our common stock (on a fully-diluted basis);

•	Ligang Shang, our Chief Executive Officer

•	each of the members of the Board of Directors; and

•	all of our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Ligang Shang(1)	376,960,805	80.8%
Sino Group Investment Limited(3)	44,137,564	9.5%
All officers and directors as a group (1 person)	376,960,805	80.8%
________________________________
(1)	Mr. Shang’s address is 1077 Ala Napunani Street, Honolulu, HI 96818.
(2)	All shares are owned both of record and beneficially.
(3)
Sino Group Investment Limited is a BVI Business Company organized in the British Virgin Islands.  Its address is Mill Mall, Suite 6, Wickham’s Cay 1, Road Town, Tortola, British Virgin Islands.  Yu Jing has voting and dispositive control over the shares owned by Sino Group Investment Limited.

INFORMATION REGARDING THE ACQUIRED COMPANIES

Advanced Swine Genetics, Inc.

Advanced Swine Genetics, Inc.  (“Advanced Swine”) was organized under the laws of Nevada on June 29, 2007. It has initiated no business activity.  On February 28, 2008, Advanced Swine acquired 100% of the registered capital of SenYu.

Heilongjiang SenYu Animal Husbandry Co., Ltd.

Heilongjiang SenYu Animal Husbandry Co., Ltd. (“SenYu”) is a commercial hog breeding and distribution company that was founded in September 2004 under the laws of the People’s Republic of China with registered capital of 80 million RMB (US$11.7 million).  SenYu is registered with the government of China as a wholly foreign owned enterprise.  SenYu’s executive offices and manufacturing facility are located at 78-2 Song Lin Street, Xiangyang District, Jiamusi City, Heilongjiang Province, in northeastern China.

SenYu engages in the business of breeding and raising commercial hogs and piglets, then distributing them to slaughter facilities and pork distributors in the PRC. SenYu develops high quality breeding sows on its own facilities, then sells the sows at cost to farmer franchisees who will nurture the sows’ piglets until they are marketable.  SenYu provides fodder to the farmers, as well as the equipment and techniques for artificial insemination. When the piglets mature, SenYu purchases them from the farmers at a pre-determined price, if they meet SenYu’s quality control standards.  SenYu then distributes the mature hogs to slaughter facilities, pork distributors, and other customers throughout the PRC.

In 2006, we formed a joint venture with Polar Genetics, Inc., a Canadian company that focuses on supplying superior quality Canadian breeding swine, semen and artificial insemination equipment, supplies and technology to swine producers. The Joint Venture is called Sino-Canadian Senyu-Polar Swine Genetics Company Limited (“Sino-Canadian”), and was organized under the laws of the PRC.  Sino-Canadian was organized with registered capital of 16.7 million RMB.  SenYu contributed 10 million RMB (US$1.46 million) in cash in exchange for 60% of the equity.  Polar Genetics agreed to contribute 600 Canadian Elite GGP Purebred Breeding Pigs valued at 6.7 million RMB in exchange for the remaining 40%.  The joint venture’s mission is to supply swine producers with products and services that will improve their long-term production capabilities, efficiencies and financial returns.

Business Model

SenYu’s business model combines the resources of SenYu’s own breeding bases with those of its farmer franchisees to maximize the return on capital realized by all parties.  The Company sells piglets to its franchisees and buys those that meet the Company’s criteria back from the franchisees when the piglets are mature. The Company then resells the mature hogs together with the breeding swine and commercial hogs produced by the Company's breeding bases, to the market under SenYu’s own brand name.

A pig farmer, operating independently, allocates his working capital between breeding stock and fodder.  The farmer’s investment in fodder, however, typically accounts for 80% of his expenses. Consequently, it is very difficult for farmers to expand their livestock, given the limited funds remaining after payment for fodder and other operating expenses.  Association with SenYu allows the farmer to expand his herd much more rapidly, as SenYu meets all of the farmer’s fodder requirements in exchange for the farmer’s commitment to deliver mature hogs to SenYu at a price discounted to market.  The farmer can devote a much larger portion of his resources to the purchase of breeding swine (from SenYu, of course), and SenYu, by carefully monitoring the farmer’s practices, can assure itself of a supply of high quality commercial hogs.  Typically farmers who associate with SenYu realize increases of up to 100% in their annual income.

Because SenYu buys fodder in massive bulk quantities, it is generally able to obtain fodder at the best available prices.  SenYu assures itself of this market advantage by purchasing forward contracts for fodder and by making spot purchases when market conditions are favourable.  These practices allow SenYu to experience relatively smooth and predictable cash flow, which facilitates production planning and forecasts.

 Currently in China, pork products are usually locally sourced due to the under-developed transportation infrastructure. SenYu’s business model enables it to diversify the locations from which its hogs are sourced, and expand its markets. With the increasing market for pork products in China, a commercial hog producer that can assure a large supply of quality products at a competitive price is attractive to large commercial slaughters.

Physical Facilities and Production

SenYu has two breeding bases that are located in Jiamusi City of Heilongjiang Province in the PRC.  SenYu also has leases a 51,000 sq. meter location in Huanan Province.  From its breeding bases, SenYu produced 19,464 breeding swine and 121,237 commercial hogs in 2007, and 9,313 breeding swine and 127,576 commercial hogs in 2008.

The meat and meat processing industry in the PRC is regarded by the central government as a ÒkeyÓ industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. Both the central and provincial governments of China have made the expansion of the pork supply a priority.  Senyu, therefore, has found local government to be ready to assist SenYu's development as needed.  In China, land is leased from the government, and SenYu has been afforded land for expansion when required.  In addition, SenYu currently carries two loans totalling $1,097,513 from a local government agency.  To secure the loans, SenYu has pledged its property in Huanan Province.  The loans bear no interest, and are payable on December 31, 2009.

SenYu maintains the most advanced technologies and equipment in its breeding bases, including artificial insemination equipment, farrowing beds, nursing fences, sanitation equipment, disinfection equipment, and vaccine equipment.  As a result of SenYu's dedication to the use of leading-edge technology, the Livestock Bureau of Heilongjiang Province designated SenYu's Jiamusi City facility as the Breeding Swine Research Center for Heilongjiang Provice.

Product lines

Under the "SenYu" brand, SenYu markets a full range of swine and swine industry products:

✓      Breeding Swine:

•      Senyu Breeding Swine:

o      020 Grandparent-level Gilts

o      030 Grandparent-level Boars

o      C40 Parent-level Gilts

o      080 Terminal Line Boars

•      Canadian-line Breeding Swine:

o      Canadian Lacombe Boars and Gilts

o      Canadian Duroc Boars and Gilts

o      Canadian Yorkshire Boars and Gilts

o     Canadian Landrace Boars and Gilts

✓           Senyu Piglets

✓           Senyu Commercial Hogs

✓          Senyu-Polar Semen and Artificial Insemination Equipment, Supplies and Technologies

Product quality control

SenYu strives to produce high quality products.  Our production facilities meet ISO 9001 standards, as well as a host of industry-specific quality standards.  Because we purchase in bulk under fixed supply contracts, our cost for veterinary medicine and vaccines is lower than common in the pork industry, enabling us to reduce the incidence of contagious disease among our herds.

Our agreements with our farmer franchisees require that they too comply with our high standards for sanitation, medical care, and environmental protection.  To insure that the hogs we purchase from our farmer franchisees meet SenYu quality standards, we enforce four key practical requirements:

✓	SenYu is the exclusive breeding swine provider to its franchisees.
✓	Franchisees must meet the same standards as SenYu breeding bases in every stage of swine breeding.
✓	SenYu is the exclusive fodder provider to its franchisees.
✓	Franchisees sell their adult commercial hogs exclusively to SenYu for resale under the SenYu brand name.

As a result of our attention to quality production methods, SenYu's swine delivery survival rate is 92%, our nursing survival rate is 95%, and our adult swine survival ratio is 98%.  All of these results rank as exemplary in the Chinese pork industry.

Commitment Contracts and Major Customers

SenYu enters into forward commercial hog sales contracts with its major customers to decrease its market risk. SenYu utilizes forward contracts to fix a base level of revenue that it can anticipate, which facilitates planning.  Currently, the customers we entered into forward contracts with include:

•
Beijing Ershang Dahongmen Meat Co., Ltd. (ÒBeijing DahongmenÓ), which purchased 100,000 hogs from us in the twelve months ended September 28, 2008 and  is committed to purchasel 80,000 Merchandise hogs between September 28, 2008 and September 28, 2009; and

•	Beijing Fifth Meat Factory, which is committed to purchase 150,000 merchandise hogs between August 29, 2008 to August 28, 2009.

For the nine months ended March 31, 2009, these two major customers accounted for 95.44% of our total sales.

Intellectual Property

The breeding efficiency of our sows and the food quality of our hogs will determine the profitability of our operations.  With that in mind, we have dedicated ourselves to achieving the most advanced level of swine operations in the PRC.  Central to that goal are our technologies, which include:

•
Genetic Measurement Technologies.  We have developed a proprietary breeding swine measurement system.  Our system documents the optimal characteristics of breeding swine, as well as measurement parameters and variations among implements.  With our genetics evaluation software, we are capable of dynamically and accurately measuring the breeding swine's genetic profile at any stage of the breeding process.

•
Artificial Insemination Technologies.  Our artificial insemination technologies currently permit us to achieve 500% higher fecundity than natural insemination.  This reduces the investment needed to produce piglets, and permits us to focus our efforts on sows with optimal production characteristics.

      As noted earlier, our facility has been designated by the Provincial Government as the Breeding Swine Research Center for Heilongjiang Province.  In addition, we are currently collaborating with the Northeast Agriculture University to build a model swine breeding base that will be used as a training center for post-graduate students in the agricultural sciences.  This collaboration will greatly enhance our research capabilities, as the results of the research will increase the breeds available to SenYu.

To fully realize the benefits of our efforts, it will be necessary that the public come to identify the SenYu brand with a superior quality of meat product.  For that reason, we have applied to register as a trademark the Chinese characters for "SenYu " wit State Administrative Agency in China, application number 4723673.

Marketing

According to the USDA Foreign Agricultural Service, in 2006 the population of China consumed more pork than any other country, being responsible for over 50% of the total worldwide consumption of pork products.  As the economy of China grows, and the Chinese population achieves higher levels of personal wealth, the demand for meat is increasing as well.

To achieve a significant position in the market for hogs, SenYu employs a variety of media, including television, magazines, and a large livestock website, all aimed at boosting the visibility and reputation of SenYu technologies and products.   In addition, in order to quickly and efficiently expand SenYu sales network, to meet the growing demand for pork products in China, SenYu has established cooperative distribution relationships with two breeding swine and commercial hog distributors:  Ha’erbin Golden Lotus Trade Co., Ltd. (ÒGolden LotusÓ) and Heilongjiang Wangda Fodder Co., Ltd. (ÒWangdaÓ).   In particular, Golden Lotus and Wangda bear much of the responsibility for maintaining SenYu's after-sale relationship with its farmer franchisees, including breeding swine technology support, periodic visits, and processing feedback from the farmers, staff training, anti-epizootic management, and providing fodder recipes.

To ensure SenYu sales performance, SenYu implements incentive policies throughout SenYu's entire sales network, including SenYu own sales staff and the sales personnel employed by Golden Lotus and Wangda.  SenYu pays year-end bonuses throughout the network that are directly correlated to each employee's sales performance.

Competitive Advantages

The pork industry in China is highly diversified, including a large number of participants  The challenge for a relatively new company, such as SenYu, is to establish a reputation and the resulting relationships that will set it apart from the mass of suppliers.  The principal strengths that SenYu brings to the competitive arena are:

•	SenYu has the only purebred Canadian-line-swine breeding center in the PRC.
•	The “Senyu” brand name is well recognized in its major markets, and associated with quality and food safety.
•	SenYu's total quality control, from genetics to fodder to veterinary medicine for the entire life cycle of the product, minimizes the risk of damaging sanitation disasters.
•	SenYu utilizes the most advanced technologies in swine breeding and raising at breeding bases that carry the most advanced equipment available in China.
•	SenYu can be price competitive, because it obtains low cost fodder through its buying contracts and because of its location in Heilongjiang, one of the largest agriculture provinces in China.

Employees

SenYu has approximately 99 employees, all of whom are employed on a full-time basis.  Over 85% of our employees have a college degree

Management’s Discussion and Analysis

Results of Operations

Nine Months Ended March 31, 2009 compared to Nine Months Ended March 31, 2008

Advanced Swine Genetics Co., Ltd. acquired ownership of SenYu on February 28, 2008.  Prior to that acquisition, Advanced Swine had no operating assets and no business operations.  For that reason, the financial statements of Advanced Swine for the nine months ended March 31, 2008 reflect only one month of operations of SenYu – i.e. March 2008.  By comparison, the financial statements of Advanced Swine for the nine months ended March 31, 2009 reflect nine full months of SenYu operations.

SenYu commenced operations in 2004, and has grown to be the leading commercial hogs and piglets producer and distributor in northeast China. Our revenues have grown from $3,984,967 in the year ended June 30, 2006 to $30,435,126 in the year ended June 30, 2008.  During the nine months ended March 31, 2009, our revenue has already exceeded revenue achieved in all of fiscal 2008, growing to $34,139,865.   The increase in revenues reflects our rapid development in both production and marketing efforts.

Our revenues arise from our sales of commercial hogs, boars and eliminated hogs. Our revenues during the nine months ended March 31, 2009 totaled $34,139,865, including $33,086,894 from the sales of commercial hogs, $945,639 from the sales of boars, and $107,332 from sales of eliminated hogs.

It is in the nature of our business that our cost of sales will rise almost in proportion to our revenues.  Since the greater portion of cost of sales is fodder expense, the only efficiencies we are likely to achieve will occur if the price of grain falls.  During the nine months ended March 31, 2009, the opposite occurred, as agricultural foodstuffs increased in price.  As a result, our gross margin for the nine months ended March 31, 2009 was only 17.6%, which represented a fall-off from the 22.8% margin we achieved in the year ended June 20, 2008.

Our general and administrative expenses have remained relatively stable in recent times.  We expect, however, that our selling, general and administrative expenses will increase in proportion to the revitalization in our business activity in the coming periods.  In addition, we will now bear the ongoing expenses attributable to being a U.S. public, reporting company.

Our selling expenses rose dramatically in the nine months ended March 31, 2009, to $1,143,009, as compared to $581,994 for the entirely of fiscal 2008.  The increase resulted from our expansion of selling efforts, in particular our development of a selling network involving Golden Lotus and Wangda.  We expect these expenses will be justified by increased revenue in the future.

Although, under U.S. accounting principles, we realized $3,861,112 in net pre-tax income for the nine months ended March 31, 2009, our taxable income as calculated under Chinese principles was considerably higher.  We are currently enjoying an exemption from income tax, granted by the government of China to assist our growth.  When the exemption expires, our income under Chinese accounting principles will be taxed at the national rate of 25%.

During the nine months ended March 31, 2009, Sino-Canadian, the joint venture in which we hold 60% of the equity, realized a loss of approximately $634,577.   On our Statements of Operations and Comprehensive Income, the 40% of that loss allocable to our joint venture partner was credited to net income.  In the future, if Sino-Canadian realized gain, 40% of the gain will likewise be deducted from our net income.  Our net income for the nine months ended March 31, 2009, after that credit, totaled $ 4,114,943.

Our business operates primarily in Chinese Renminbi (“RMB”), but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars will result in translation adjustments.  While our net income will be added to the retained earnings on our balance sheet; the translation adjustments will be added to a line item on our balance sheet labelled “accumulated other comprehensive income,” since they will be more reflective of changes in the relative values of U.S. and Chinese currencies than of the success of our business.  During the nine months ended on March 31, 2009, the effect of converting our financial results to Dollars was to add $70,124 to our accumulated other comprehensive income.

Year Ended June 30, 2008 Compared to the Year Ended June 30, 2007

We realized $30,435,126 in revenue during the year ended June 30, 2008, an increase of 23% compared to the $24,715,057 we realized during the year ended June 30, 2007. The increase was attributable to our successful business marketing strategy and the expansion of our production capacity and customer base. In particular, we enrolled a significant number of additional farmer franchisees in fiscal 2008, which enabled us to expand product.

Although our revenue increased by 23% from fiscal 2007 to fiscal 2008, our cost of goods sold increased by only 3%.  This disparity occurred because of a contagion during fiscal 2007 that forced us to cull a large portion of our herds.  The cost of the deceased hogs was included in cost of goods sold for that fiscal year.  In general, we expect that our gross margins will fall within the range from 17% to 22% realized in fiscal 2008 and the nine months ended March 31, 2009, depending primarily on the market price of pig fodder.

Our operating expenses during the year ended June 30, 2008 were $1,118,074, an increase of $895,273, compared to $222,801 during the year ended fiscal year of 2007.  The increase was attributable in part to expansion costs.  We expect that for the next few years operating expenses will continue to rise in proportion to the increase in our revenues, as we make expenditures aimed at capturing a sizeable position in the Chinese meat market.

Out net income for the year ended June 30, 2008 was $ 6,104,077, a significant increase compared to $502,126 during the 2007 fiscal year. The sharp increase was largely due to the loss of a portion of our herd in fiscal 2007 due to disease.  Without that disaster, however, our net income would still have grown due to the increase in our revenues.

During the year ended June 30, 2008, there was a marked increase in the value of the Chinese Yuan compared to the U.S. Dollar.  As a result, the effect of converting our financial results to Dollars was to add $1,551,200 to our accumulated other comprehensive income.

Liquidity and Capital Resources

After our founders made the initial contribution of our registered capital, the growth of our business has been funded, primarily, by the revenues resulted from our business operations and loans from our shareholders. As a result, at March 31, 2009, we had no long term debts.

Our working capital at March 31, 2009 totaled $9,091,593, an increase of $4,716,363 from our $4,375,230 in working capital as of June 30, 2008. The increase was somewhat higher than our net income for the nine month period, as we liquidated a portion of our breeding stock, which were converted from long-term assets to current assets.  In general, since we carry only a small amount of accounts receivable, and an inventory suitable only for sale in the current season, our working capital will tend to ebb and flow in proportion to our net income.

Included in our March 31, 2009 working capital was $19,299,659 recorded as advanced to our suppliers.  In order to raise good quality commercial hogs, and control the quality of feeding materials and procedures, we entered into a cooperation agreement with our major feedstuff supplier to provide our farmers fodder to raise their commercial hogs. The supplier can offset the loan amount from us once it delivers the farmers’ commercial hogs to us. Primarily as a result of our use of cash for this purpose, our operations provided us only $1,341,777 in cash, despite $4,114,943 in net income during the nine months ended March 31, 2009.

Our business plan contemplates that we will invest approximately $15 million dollars on expansion to raise the goal of production of one million commercial hogs by 2011. Implementation of this plan will require significant funds. Our plan is to sell a portion of our equity in order to obtain the necessary funds, which will reduce the equity share of our existing shareholders.  To date, however, we have received no commitment from any source for funds.

Off-Balance Sheet Arrangements

 Neither Apogee Robotics, Advanced Swine, nor SenYu has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition or results of operations.

Risk Factors That May Affect Future Results

An investment in our in our common stock involves a high degree of risk. You should carefully consider the risks identified below before purchasing our common stock.  You should pay particular attention to the fact that we conduct all of our operations in the PRC and our business is governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating To Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for breeding swine and commercial hogs in the PRC. Some of these risks and uncertainties relate to our ability to:
✓	attract and retain a larger customer base;
✓	increase awareness of our brand and continue to develop customer loyalty;
✓	respond to competitive market conditions;
✓	respond to changes in our regulatory environment;
✓	manage risks associated with intellectual property rights;
✓	maintain effective control of our costs and expenses;
✓	raise sufficient capital to sustain and expand our business;
✓	attract, retain and motivate qualified personnel; and
✓	upgrade our technology to support additional research and development of new food products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If the pork market in the PRC does not grow as we expect, our results of operations and financial condition may be adversely affected.

We believe pork products have strong growth potential in the PRC and, accordingly, we have continuously increased our sales of breeding swine and commercial hogs. However, the market for pork products in the PRC has grown in recent years due to the increased wealth of the average resident of China, which has been the result of double-digit annual growth in the Chinese economy.  Due to the worldwide recession, the growth of the Chinese economy has slowed.  If the pork market in the PRC does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Our joint venture with Polar Genetics, Inc., the supplier of Canadian hogs, may be terminated.

We have encountered a regulatory problem with Sino-Canadian, the joint venture that we formed with Polar Genetics, Inc., a Canadian corporation.  Under our agreement, Polar Genetics contributed 600 breeding sows as its portion of the registered capital of Sino-Canadian.  This contribution has been accepted as registered capital by the local agency of MOFCOM, which is responsible for corporate regulation.  The local administration of SAFE, however, has not agreed that the registered capital of Sino-Canadian was properly paid.  As a result, we are unable to open a foreign exchange account, which renders the joint venture unable to do business with its Canadian member.  We are currently exploring methods of resolving the problem.  It may occur, however, that we will have to terminate the joint venture.

The loss of senior management or key research and development personnel or our inability to recruit additional personnel may harm our business.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing technologies and food products and the enhancement of our existing products. In particular, we rely substantially on Senyu's chairman and chief executive officer, Mr. Zhenyu Shang, and its vice charimen, Mr. Peng Cheng, to manage our operations. We also depend on our key research personnel. In addition, we also rely on information technology and logistics personnel for the production, storage and shipment of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, in particular Mr. Shang or Mr. Cheng, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if any member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company.

We compete for qualified personnel with other swine breeding companies, swine genetics companies, food processing companies, logistics companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

Our growth strategy may prove to be disruptive and divert management resources, which could adversely affect our existing businesses.

Our growth strategy includes investing approximately $15 million dollars on expansion so as to achieve the goal of annual output of one million commercial hogs by 2011. Twenty percent of the total investment will be from the Company's own resources and eighty percent is planned to be raised from the capital markets. The implementation of such strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We also could experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

(1)	limit our ability to pay dividends or require us to seek consent for the payment of dividends;
(2)	increase our vulnerability to general adverse economic and industry conditions;
(3)
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

(4)	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our operating results may fluctuate from period to period and if we fail to meet market expectations for a particular period, our share price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in pork products consumption. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot assure you that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our share price.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Risks Relating To Our Industry

The outbreak of animal diseases could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Recently, there has been an outbreak of streptococcus suis in pigs, principally in Sichuan Province, PRC, with a large number of cases of human infection following contact with diseased pigs. There also have been unrelated reports of diseased pigs in Guangdong Province, PRC. Our procurement and production facilities are located in Henan Province, PRC and were not affected by the streptococcus suis infection. However, there can be no assurance that our facilities or products will not be affected by an outbreak of this disease or similar ones in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness and, unlike most food processing companies in the United States, we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of production process. While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. Unlike most food processing companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

Our product and company name may be subject to counterfeiting and/or imitation, which could have an adverse impact upon our reputation and brand image, as well as lead to higher administrative costs.

We regard brand positioning as one of our core competitive advantages, and intend to position our “Senyu” brand to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Risks Relating To Conducting Business in the PRC

Substantially all of our assets and operations are located in the PRC, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

       Changes in the political and economic policies of the PRC government could have a material adverse effect on our operations.

Our business operations may be adversely affected by the political and economic environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As such, the economy of the PRC differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure	•	capital re-investment
•	government involvement	•	allocation of resources
•	level of development	•	control of foreign exchange
•	growth rate	•	rate of inflation

In recent years, however, the government has introduced measures aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in the PRC are still owned by the PRC government. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability in the PRC.

Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Recent regulatory reforms in the PRC may limit our ability as an offshore company controlled by PRC residents to acquire additional companies or businesses in the PRC, which could hinder our ability to expand in the PRC and adversely affect our long-term profitability.

Our long-term business plan may include an acquisition strategy to increase the number or types of products we offer, increase our manufacturing or production capabilities, strengthen our sources of supply or broaden our geographic reach. Recent PRC regulations relating to acquisitions of PRC companies by foreign entities controlled by PRC residents may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration of Commerce, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in the PRC. The M&A Rules provide the basic framework in the PRC for the approval and registration of acquisitions of domestic enterprises in the PRC by foreign investors.

In general, the M&A Rules provide that if an offshore company controlled by PRC residents intends to acquire or take control of a PRC company, such acquisition or transaction will be subject to strict examination by the relevant foreign exchange authorities. The M&A Rules also state that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

The M&A Rules also stress the necessity of protecting national economic security in the PRC in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the “national economy” or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in the PRC. Failure to comply with such reporting requirements that cause, or may cause, significant impact on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse impact.

Our business operations or future strategy could be adversely affected by the interpretations of the M&A Rules. For example, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Further movements in exchange rates may have a material adverse effect on our financial condition and results of operations.

At present, almost all of our domestic sales are denominated in Renminbi and our export sales are denominated primarily in U.S. dollars. Since 1994, the conversion of the Renminbi into foreign currencies has been based on rates set by the People’s Bank of China, and the exchange rate for the conversion of the Renminbi to U.S. dollars had generally been stable. However, starting from July 21, 2005, the PRC government moved the Renminbi to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As a result, the Renminbi is no longer directly pegged to the U.S. dollar. On March 31, 2008, the exchange rate of the U.S. dollar against the Renminbi was RMB 7.02 per U.S. dollar. The exchange rate may become volatile, the Renminbi may be revalued further against the U.S. dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies, any of which could have a material effect on our financial condition and results of operations.

Governmental control of currency conversion may affect the ability of our company to obtain working capital from our subsidiaries located in the PRC and the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under our current structure, our income is primarily derived from the operations of Heilongjiang Senyu. Shortages in the availability of foreign currency may restrict the ability of Heilongjiang Senyu to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Heilongjiang Senyu is subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay dividends on our capital stock.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investment in our operating subsidiary in the PRC, Heilongjiang Senyu. As a result of our holding company structure, we will rely entirely on contractual payments or dividends from Heilongjiang Senyu for our cash flow to fund our corporate overhead and regulatory obligations. The PRC government imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, as Heilongjiang Senyu has in the past, and Heilongjiang Senyu and our other subsidiaries in the PRC may in the future, incur debt on its or their own, the instruments governing such debt may restrict such subsidiary’s ability to make contractual or dividend payments to any parent corporation or other affiliated entity. If we are unable to receive all of the funds we require for our operations through contractual or dividend arrangements with our PRC subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Risk Relating to an Investment in Our Securities

We have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay, or may be unable to pay, any dividends. We intend to retain all earnings for our company’s operations.

Our common stock is thinly traded and you may be unable to sell at or near ÒaskÓ prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock has been sporadically or “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of our common stock in either direction. The price for our shares could, for example, decline precipitously in the event a large number of shares of our common stock is sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

Executive Compensation

Information regarding the compensation paid to the executive officers of  the Company during the past three fiscal years is set forth in Part III, Item 10 of  the Company‘s Annual Report on Form 10-KSB which was filed with the Securities and Exchange Commission on October 14, 2008.

Employment Agreements

All of our officers and directors serve on an at-will basis.

Related Party Transactions

Ligang Shang, the majority shareholder of Apogee Robotics, was also the major shareholder of Advanced Swine until the Share Exchange. In order to support Apogee Robotics’ operations, Advanced Swine loaned to Apogee Robotics the amount of $14,406 as of March 31, 2009. This loan is unsecured, non-interesting bearing, and has not set repayment date.

Zhenyu Shang, the Chairman of SenYu, and other officers of SenYu have made loans to fund the operations of SenYu.  The loans are unsecured, non-interest bearing, and have no set repayment date. As of March 31, 2009, the total amounts of the loans from the officers was $11,209,002.  Zhenyu Shang is the nephew of Ligang Shang, the Chief Executive Officer of Apogee Robotics.

Description of Securities

The Board of Directors of Apogee Robotics is authorized to issue:

➢	300,000,000 shares of Common Stock, $.001 par value per share, of which 994,067 shares are outstanding;
➢	4,800 shares of Series A Convertible Preferred Stock, of which 4,646.05933 shares are outstanding; and
➢	9,995,200 shares of Preferred Stock, none of which are outstanding.

Common Stock.  Holders of the Company are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefore and, in the event of liquidation, dissolution or winding up of the Company, to share rateably in all assets remaining after payment of liabilities.  The holders of Common Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the Common Stock.

Series A Convertible Preferred Stock.

The holder of each share of Series A Convertible Preferred Stock is entitled to convert the share into 100,000 shares of Apogee Robotics common stock.  If a dividend is declared, the holder of Series A Convertible Preferred Stock will be entitled to participate in the dividend as if the shares had been converted to common stock.  In the event of a liquidation of Apogee Robotics, the holder of each share of Series A Convertible Preferred Stock will receive $.01 per share, then participate in the liquidation as if the Series A shares had been converted to common stock.  The holder of Series A Preferred Shares has voting rights equal to the number of common shares into which the Series A shares are convertible.  Apogee Robotics may redeem the Series A Convertible Preferred Stock for a price of $.01 per share at any time when there is sufficient authorized common stock for conversion of the Series A shares.

Preferred Stock.  The Board of Directors of  the Company is authorized to designate the preferred stock in classes, and to determine the rights, privileges and limitations of the shares in each class.

Market Price and Dividends on Common Equity and Other Shareholder Matters

Information regarding the market price of the Company’s common equity, payment of dividends, and other shareholder matters is set forth in is set forth in Part III, Item 5 of  the Company‘s Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission on October 14, 2008.

Legal Proceedings

Neither the Company nor Advanced Swine or SenYu, is party to any material legal proceedings.

Changes in and Disagreements with Accountants

Not applicable.

Item 9.01                      Financial Statements and Exhibits

Financial Statements	Page
Unaudited Financial Statements of Advanced Swine Genetics Co., Ltd for the nine and three months ended March 31, 2009 and 2008	F-1
Audited Financial Statements of Advanced Swine Genetics Co., Ltd for the year ended June 30, 2008 and 2007	F-14

Exhibits

3-a	Certificate of Designation of Series A Convertible Preferred Stock
10-a	Share Exchange Agreement dated August 12, 2009among the Company and the shareholders of Advanced Swine Genetics Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 14, 2009	Apogee Robotics, Inc.
	By:	/s/ Ligang Shang
Ligang Shang, Chief Executive Officer

Advanced Swine Genetics Co., Ltd. and Subsidiary
Index to the Condensed Consolidated Financial Statements
For the Nine Month Periods Ended March 31, 2009 and 2008

Page
F-1	Condensed Consolidated Balance Sheets as of March 31, 2009 (Unaudited) and June 30, 2008 (Audited).

F-2	Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited) for the Three Months and Nine Months Ended March 31, 2009 and 2008

F-3	Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended March 31, 2009 and 2008.

F-4	Notes to Condensed Consolidated Financial Statements (Unaudited)

Heilongjiang Senyu Animal Husbandry Co., Ltd.
Index to the Consolidated Financial Statements
For the Years Ended June 30, 2008 and 2007

F-14	Report of Independent Registered Public Accounting Firm

F-15	Consolidated Balance Sheets as of June 30, 2008 and 2007

F-16	Consolidated Statements of Operations and Comprehensive Income for the two fiscal years ended June 30, 2008 and 2007.

F-17	Consolidated Statements of Shareholders’ Equity for the two fiscal years ended June 30, 2008 and 2007.

F-18	Consolidated Statements of Cash Flows for the two fiscal years ended June 30, 2008 and 2007

F-19	Notes to Consolidated Financial Statements

Advanced Swine Genetics Co., Ltd. and Subsidiary
Condensed Consolidated Balance Sheets
	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and equivalents	$483,590	$140,270
Accounts receivable	169,405	335
Inventories	1,823,518	1,050,824
Advanced to suppliers, net	19,299,659	16,295,009
Loan to related party	14,406	-
Prepayments and other current assets	115,601	160,837
Total Current Assets	21,906,179	17,647,275

Property, Plant, Equipments and Breeding Stock, net	2,929,941	3,883,586
Construction in Progress	-	118,730
Total Long-Term Assets	2,929,941	4,002,316

Total Assets	24,836,120	21,649,591

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	395,240	164,782
Loan payable, current maturities	1,097,513	1,804,369
Loan from shareholders/officers, net	11,209,002	11,210,263
Other current liabilities	112,831	92,631
Total Current Liabilities	12,814,586	13,272,045

Loan Payable, Less Current Maturities	-	291,583
Total Long-Term Liabilities	-	291,583

Total Liabilities	12,814,586	13,563,628

Minority Interest	612,678	862,174

Shareholders' Equity:
Common stock, $0.001 par value, 100,000 shares authorized,
issued, and outstanding	100	100
Additional paid-in capital	4,037,190	4,037,190
Reserve funds	1,748,335	1,073,349
Retained earnings	5,023,288	1,583,331
Accumulated other comprehensive income	599,943	529,819

Total Shareholders' Equity	11,408,856	7,223,789

Total Liabilities and Shareholders' Equity	$24,836,120	$21,649,591

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Advanced Swine Genetics Co., Ltd. and Subsidiary
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	For Three Months Ended March 31,		For Nine Months Ended March 31,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$7,740,915	$3,104,825	$34,139,865	$3,104,825
Cost of Goods Sold	6,346,768	2,469,028	28,117,885	2,469,028
Gross Profit	1,394,147	635,797	6,021,980	635,797

Operating Expenses
Selling expenses	238,140	93,042	1,143,009	93,042
General and administrative expenses	82,784	36,018	368,720	36,018
Bad debt for advanced to suppliers	8,011	4,126	14,724	4,126
Total Operating Expenses	328,935	133,186	1,526,453	133,186

Income From Operating	1,065,212	502,611	4,495,527	502,611

Other Income (Expense)
Interest income (expense), net	1,053	(2,309)	(25,126)	(2,309)
Other income (expense), net	1	(226)	9,091	(226)
Loss on fix assets disposal	(247,416)	(94,842)	(402,141)	(94,842)
Loss on inventory disposal	(74,787)	(48,837)	(216,239)	(48,837)
Total Other Expense	(321,149)	(146,214)	(634,415)	(146,214)

Income Before Income Taxes	744,063	356,397	3,861,112	356,397
Income Tax Provision	-	-	-	-

Income before Minority Interest	744,063	356,397	3,861,112	356,397
Minority Interest	(145,314)	(13,009)	(253,831)	(13,009)
Net Income	$889,377	$369,406	$4,114,943	$369,406

Other Comprehensive Income:
Foreign Currency Translation ( Loss) Gain	(41,226)	186,356	70,124	186,356
Comprehensive Income	$848,151	$555,762	$4,185,067	$555,762

Net Income Per Common Share - Basic and Diluted	$8.89	$3.69	$41.15	$3.69

Weighted Common Shares Outstanding - Basic and Diluted	100,000	100,000	100,000	100,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Advanced Swine Genetics Co., Ltd. and Subsidiary
Condensed Consolidated Statements of Cash Flows (Unaudited)
	For Nine Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities	Unaudited	Unaudited
Net Income	$4,114,943	$369,406
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	653,668	101,992
Bad debt adjustment	14,724	4,890
Welfare fee adjustment	10,128	-
Minority Interest	(253,831)	(13,009)
Loss on disposal of fixed assets	402,141	94,842
Loss on disposal of inventory	216,239	48,837
Changes in operating assets and liabilities:
Accounts receivable	(168,441)	(1,127)
Inventories	(994,567)	395,960
Advanced to suppliers	(2,947,663)	(978,055)
Prepayments and other current assets	45,665	110,209
Accounts payable and accrued expenses	228,990	(16,254)
Customer deposit	-	(104,577)
Other current liabilities	19,781	(120,041)
Net Cash Provided by (Used in) Operating Activities	1,341,777	(106,927)

Cash Flows From Investing Activities
Payment for purchase of equipment	(4,296)	(145,138)
Payment for construction in progress	(3,573)	-
Proceeds from sold the property and equipment	46,957	107,593
Payment for loan to related parties	(14,406)	(60,910)
Proceeds for repayment of loan to unrelated parties	-	95,046
Net Cash Provided by (Used in) Investing Activities	24,682	(3,409)

Cash Flows From Financing Activities
Proceeds from loan payable	494,905	-
Payments for loan payable	(1,501,157)	-
Proceeds from shareholder for subsidiary acquisition	-	233,456
Payments for loan to shareholders/officers	(85,677)	(7,546)
Proceeds from repayment of loan to shareholders/officers	84,571	4,922
Net Cash (Used in) Provided by Financing Activities	(1,007,358)	230,832

Net Increase in Cash and Equivalents	359,101	120,496
Effect of Exchange Rate Changes on Cash	(15,781)	218,777
Cash and Equivalents at Beginning of Period	140,270	-
Cash and Equivalents at End of Period	$483,590	$339,273

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Inventory transferred out to be breeding stock in fix assets	$12,406	$10,576
Construction in progress transferred out to be fix assets	$128,763	$-
Minority shareholders contributed breeding stock	$-	$955,505
Shareholder layout for the Company to acquire net assets of its subsidiary	$-	$15,920,083

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Advanced Swine Genetics Co., Ltd. and Subsidiary
Notes to Condensed Consolidated Financial Statements

1.	Basis of Presentation

a)           Interim Financial Statements
The unaudited condensed consolidated financial statements of Advanced Swine Genetics Co., Ltd. and subsidiary (the "Company") have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of June 30, 2008 was derived from the annual audited consolidated financial statements. These interim financial statements should be read in conjunction with annual audited consolidated financial statements.

The condensed consolidated financial statements include the accounts of Advanced Swine Genetics Co., Ltd. and its subsidiary. All material intercompany balances and transactions have been eliminated.

b)           Organization and Nature of Operations
Advanced Swine Genetics Co., Ltd. (“Advanced Swine”) was incorporated under the laws of the State of Nevada on June 29, 2007. It is a privately held company, and owns 100% ownership equity of Heilongjiang Senyu Animal Husbandry Co., Ltd. (“Senyu”) since February 28, 2008. Most of Advanced Swine’s activities are conducted through its wholly own subsidiary in PRC.

Senyu was incorporated on September 3, 2004, under the law of Heilongjiang Jiamusi district of People Republic of China (“PRC”). On December 20, 2007, Advanced Swine signed a stock transfer agreement with Senyu, and anticipated to acquire all the ownership interest in Senyu. The certificate of approval for Senyu with foreign investment in PRC was issued on February 4, 2008 by the Investment Promotion Bureau of Heilongjiang Province, and the updated operation certificate of Senyu with the new shareholder’s name was issued on February 28, 2008 by Jiamusi Administration for Industry and Commerce. As a result, Senyu became a foreign wholly own enterprises on February 28, 2008.

Senyu originally founded with registered capital $1,208,211(equivalent to RMB10 million) on August 27, 2004 and increased its registered capital to $6,165,762 (equivalent to RMB50 million) and $9,933,896 (equivalent to RMB80 million) on January 18 and August 29, 2006, respectively.

Senyu remained development stage and incurred minor selling expenses and significant general and administrative expenses prior to September, 2005. In September 2005, Senyu accepted its first sales order of merchandise hogs and genetic boars that rose by it, and operated its business as farmer enterprises for breeding, feeding, and marketing the grandparent and parent generation boars, and merchandise hogs.

In December 2005, Senyu established a joint venture with Polar Genetics Co., Ltd., Canada (the “foreign partner”, a Canada corporation) called Sino-Canadian Senyu-Polar Swine Genetics Company Limited (“Sino-Canadian”) with expected registered capital $2,068,368(equivalent RMB16.7 million).According to joint venture agreement, Senyu and its foreign partner need to contribute $1,238,543 (equivalent RMB10 million) and 600 primary genetic boars worth $829,825 (equivalent RMB6.7 million) in order to own 60% and 40% of the joint venture, respectively. This joint venture had been approved by Heilongjiang government on March 30, 2006, and the actual capital $1,246,028 (equivalent RMB10 million) was contributed by Senyu on May 22, 2006. Its foreign partner did not contribute 600 primary genetic boars worth $891,788 (equivalent RMB6.7 million) until October 12, 2007. Since China custom quarantined those primary genetic boars, completed the fully inspection, and released them to the Sino-Canadian on November 27, 2007, accordingly, Senyu fully owned this joint venture until November 27, 2007. This joint venture remained development stage and incurred start-up cost prior to November 27, 2007.

Advanced Swine, Senyu, and Senyu’s 60% owned joint venture, Sino-Canadian, will be called “the Company” in the accompanying condensed consolidated financial statements.

c)           Fiscal Year
The ending fiscal year of the Company is June 30. The accompanying condensed consolidated financial statements of operations and comprehensive income included the activities for the three months and nine months period ended March 31, 2009 and 2008. The accompanying consolidated financial statements of cash flows included the activities for the nine months period ended March 31, 2009 and 2008.

d)           Principle of consolidation
The accompanying condensed consolidated financial statements present the financial position, results of operations and cash flows of us and all entities in which we have a controlling voting interest. The condensed consolidated financial statements also include the accounts of any variable interest entities in which we are considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These condensed consolidated financial statements include the financial statements of Advanced Swine, Senyu, and Senyu’s 60% owned joint venture, Sino-Canadian, . All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying condensed consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of the Company and its joint venture, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with domestic investment in the PRC (“PRC GAAP”). Necessary adjustments made to the subsidiary’s statutory accounts to conform to US GAAP were included in these condensed consolidated financial statements.

e)           Use of estimates
The preparation of condensed consolidated financial statements in conformity with accounting principal generally accepted in United States requires management to make estimates and assumptions that affect the amount reported in the condensed consolidated financial statements and the accompany notes. Significant estimates in 2009 and 2008 include the estimated useful lives and fair values of the assets. Actual results could differ from those estimates.

f)           Foreign currency translation
The accompanying condensed consolidated financial statements are presented in United States dollars. The company’s functional currency is the Renminbi (“RMB”). The condensed consolidated financial statements are translated to U.S. dollars using quarter-end rates of exchange for assets and liabilities, average rates of exchange for the period for revenues, costs, and expenses, and historical capital contribution rate of exchange for capital contribution. Net gains and losses resulting from foreign exchange transactions are included in the statements of operations.

The following rates are used in translating the RMB to the U.S. Dollar presentation disclosed in these condensed consolidated financial statements for the nine months ended March 31, 2009 and 2008.

		For Nine Months Ended March 31,
		2009	2008
Assets and liabilities	the nine months ended rate of US	$0.14634	$0.14261	/RMB

Revenue and expenses	average rate of US	$0.14624	$0.14133	/RMB

g)          Government grant
In 2006, the Jiamusi P. R. China Government launched the “Farmers Comprehensive Development Project”, and allocated government grants to encourage the development of hog genetic quality improvement technologies. For the nine months ended March 31, 2009 and 2008, the Company received $7,312 (equivalent to RMB50,000) and $0 government grants under the Farmers Comprehensive Development Project, respectively.

h)           Income Taxes (“CIT”)
Advanced Swine is subjected to U.S. federal income taxes and State of Nevada annual franchise tax. Its PRC subsidiaries were exempt from the income tax per PRC tax laws and regulation, the CIT of agricultural breeding of livestock was exempt. For the nine months ended March 31, 2009 and 2008, the Company was not subject to any income taxes.

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

i)           Recent pronouncements
In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of SFAS 168 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued SFAS 167, Amendments to FASB Interpretation No. 46(R), which improves financial reporting by enterprises involved with variable interest entities. SFAS 167 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of SFAS 167 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2009, the FASB issued SFAS 165, Subsequent Events , which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of SFAS 165 to interim or annual financial periods ending after June 15, 2009. The Company is currently evaluating the impact that adopting SFAS 165 will have on its financial statements.

j)           Risk factors
There are certain risk factors that can materially impact the Company’s business, financial condition and results of operations. These risks include sensitivity to boar and hog prices, sensitivity to grain commodity prices, environmental factors and legislation, changes in herd productivity and feed efficiency, impact of disease, China domestic market risks, competition, restrictions under corporate farming laws, dependence on favorable labor relations, pork product contamination and product liability claims, distribution channels and consumer preferences.

2.           Inventories

Inventories on March 31, 2009 and June 30, 2008 consisted of the following:

	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)
Raw materials	$58,774	$97,025
Working in progress	979,000	678,687
Finished goods	785,744	275,112
Total	$1,823,518	$1,050,824

3.          Advanced to suppliers, net

In order to raise good quality commercial hogs, and control the quality of feeding materials and procedures, Senyu signed a cooperation agreement with Heilongjiang WangDa Feedstuff Co., Ltd. (“WDF”), a professional feeding materials provider and a collector for good quality commercial hogs, on October 11, 2007. Pursuant to the terms of the agreement, Senyu agreed to loan money to WDF to support WDF’s farmers using good quality feedstuffs to raise their commercial hogs, and then sell those hogs to Senyu once they mature. WDF can offset the loan amount from Senyu once it delivered the farmers’ commercial hogs to Senyu. In order to extend farmer- base production model and acquire significant amounts of hogs in the near future from WDF, Senyu had loan the amounts of $19,384,538 (equivalent to RMB 132,466, 763) to WDF as of March 31, 2009. Due to conservative concern, Senyu adopted a bad debt allowance at 0.5% of the principal amount that advanced to supplier. Accordingly, the bad debt allowance was $96,923, and the net amount advanced to suppliers was $19,287,615 as of March 31, 2009. Including the amount of advance to suppliers of joint venture, Sino-Canadian, the Company had total net amount advanced to suppliers $19,299,659 and $16,295,009 as of March 31, 2009 and June 30, 2008, respectively.

For conservative concern, Senyu also signed a supplementary agreement with WDF on December 12, 2008 to secure Senyu’s loan to WDF. Pursuant to the supplementary agreement, once WDF breached the term of cooperation agreement, Senyu can execute the following right to secure its loans to WDF: (1) step on WDF’s shoe with no other condition, and acquire all creditor’s right of WDF from contracted farmers, (2) If these creditor’s rights still could not satisfy the loss from Senyu, then Senyu will have a creditor’s right on WDF’s assets, these assets are included and not limit to the building, equipments, and working capital of WDF.

4.          Loan to related party

The major shareholder of the Company is also the major shareholder of Apogee Robotics, Inc. (“Apogee”).  In order to support Apogee’s operation, the Company had loaned to Apogee in amount of $14,406 as of March 31, 2009. This loan is unsecured, non-interesting bearing, and has not set repayment date.

5.          Prepayments and Other Current Assets

As of March 31, 2009 and June 30, 2008, prepayments and other current assets consisted of the following:

	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)
Prepaid rent	$26,146	$79,066
Advance to employees	56,793	53,378
Other receivable	32,662	28,393
Total	$115,601	$160,837

6.          Property, Plant, Equipments, and Breeding Stock, net

Property, Improvements, Equipments, and Breeding Stock, less accumulated depreciation, consisted of the following:

	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)
Land improvements	$278,053	$277,020
Leasehold improvements	65,505	65,261
Buildings	1,762,393	1,755,849
Machinery and equipment	686,518	551,405
Breeding stock	1,375,872	2,239,822
Sub-Total	4,168,341	4,889,357
Less: Accumulated depreciation	1,238,400	1,005,771
Total	$2,929,941	$3,883,586

Depreciation expenses for the nine months ended March 31, 2009 and 2008 were $653,668 and $101,992 respectively. Loss on disposal of fixed assets for the nine months ended March 31, 2009 and 2008 was $402,141 and $94,842 respectively.

7.          Loan payable
Loan payable as of March 31, 2009 and June 30, 2008 consisted of the following:

Loan payable, current	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)

On December 1 and 16, 2005, the Company obtained the loans in amounts of RMB2.8 million (equivalent to $409,738 and $408,218 as of March 31, 2009 and June 30, 2008, respectively) and RMB0.7 million (equivalent to $102,435 and $102,054 as of March 31, 2009 and June 30, 2008, respectively) from Jiamusi Government Financial Bureau ("JGFB") by pledging certain buildings in Huanan, which have carrying value approximately RMB2.6 million (equivalent to $380,471 ) and the term of debt was originally from October 31, 2005 to 2007. Since the Company is an agricultural enterprise and its business is supported by Chinese government, these loans were no interest bearing, and the original due date had been extended to December 31, 2008. Furthermore, the due dates of these loans had been rescheduled to December 31, 2009.
	$512,173	$510,272

On April 20 and September 25, 2007, the subsidiary of the Company, Sino-Canadian, obtained the loans in amounts of RMB1.5 million (equivalent to $219,503 and $218,688 as of March 31, 2009 and June 30, 2008, respectively) and RMB0.5 million (equivalent to $73,167 and $72,895 as of March 31, 2009 and June 30, 2008, respectively) from TangYuan Government Financial Bureau ("TGFB") by pledging certain buildings in Heijinhe, which have carrying value approximately RMB5.1 million (equivalent to $746,309 ) and the term of debt was originally from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, these loans were no interest bearing and all of their due dates had been extended to December 31, 2009.
	292,670	291,583

On May 9, 2007, the Company obtained a loan in amount of RMB2 million (equivalent to $292,670 and $291,583 as of March 31, 2009 and June 30, 2008, respectively) from JGFB by pledging certain buildings in Huanan, which have carrying value approximately RMB1.5 million (equivalent to $220,916 ) and the term of debt was originally from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, this loan was no interest bearing and the due date had been extended to December 31, 2009 by JGFB on June 16, 2008.	292,670	-

On September 27, 2007, the subsidiary of the Company, Sino-Canadian, obtained a short-term loan RMB3 million (equivalent to $437,375) from Jiamusi branch of China Agriculture Development Bank. This loan had been guarantied by the Company. The interest rate for this loan is 7.29% per year, and due on September 26, 2008. This loan had been fully paid off in September 2008.	-	437,375

Commencing from May 2008, the subsidiary of the Company, Sino-Canadian, continuing borrowed certain short-term loans from Mr. Zhifeng Wang, an unrelated party. These short-term loans were accumulated to the amounts of RMB7,258,348.10 (equivalent to $1,062,996 ) and RMB3,876,348 (equivalent to $565,139) as of November 27, 2008 and June 30, 2008. The interest rate of these loans is 8% per year, and these loans had been fully paid off on November 28, 2008.	-	565,139

Total loan payable, current	$1,097,513	$1,804,369

Loan payable, less current maturities	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)

On May 9, 2007, the Company obtained a loan in amount of RMB2 million (equivalent to $ $292,670 and $291,583 as of March 31, 2009 and June 30, 2008, respectively) from JGFB by pledging certain buildings in Huanan, which have carrying value approximately RMB1.5 million (equivalent to $220,916 ) and the term of debt was from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, this loan was no interest bearing and the due date had been extended to December 31, 2009 by JGFB on June 16, 2008.	$-	$291,583

Total loan payable, less current maturities	$-	$291,583

8.          Loan from Shareholders/Officers, Net

Amounts loan from shareholders/officers are unsecured, non-interest bearing, and have not set repayment date. As of March 31, 2009 and June 30, 2008, the total net amounts of loan from the shareholders/officers were $11,209,002 and $11,210,263, respectively, which represented the net amounts lent by shareholders/officers to the Company.

9.          Commitments

The Company enters into forward commercial hog sales contracts with its major customers to decrease its market risk in the ordinary course of business. The Company utilizes forward contracts to establish adequate sales to minimize the risk of market fluctuations. The Company continually monitors its overall market position and fair value. The contracts information listed as follows:

Contract #	Sales Contracts	Client's Name	Contract Term	Sales Quantities
1	Merchandise hogs sales	Beijing Da Hongmen	from September 28, 2007	100 thousand hogs per year
to September 28, 2008

2	Merchandise hogs sales	Beijing Da Hongmen	from September 28, 2008	80 thousand hogs per year
to September 28, 2009

3	Merchandise hogs sales	Beijing Fifth Meat Processing Factory	from August 29, 2008	150 thousand hogs per year
to August 28, 2009

	Sales Price	Hog Average Weight	Hogs Quality	Penalty
1	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

2	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

3	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

The Company leases office space, employee living space, and certain pigsties under non-cancelable operating leases. The rental expenses under operating leases were $140,047 and $29,171 in the nine months ended March 31, 2009 and 2008, respectively. Future minimum rental commitments on March 31, 2009, are as follows:

For Nine Months Ending March 31,	Amount
2010	$186,847
2011	142,592
2012	6,498
2013	1,902
2014	1,902
Thereafter	29,755
Total minimum payments required	$369,496

10.        Stockholders’ Equity

a.           Common Stock
As of March 31, 2009 and June 30, 2008, the Company had authorized, issued, and outstanding 100,000 shares of common stock at $ 0.001 par value.

b.          Additional Paid-In Capital
The additional paid-in capital represents the excess of the aggregate fair value of the capital contributed over the par value of the stock issued. As of nine months ended March 31, 2009, and the fiscal year ended June 30, 2008, there were $4,037,190 additional paid-in capitals, respectively.

11.        Revenues

The company has three sorts of revenues which generated from sold of boars, commercial hogs, and eliminated hogs. The revenues from boars sold had higher gross profit margin as compared to others. In order to have consistent good quality hogs from farmers, the company directly sold feedstuffs to farmers with no profit in the period before October 2007. Commencing from October 2007, the Company had contracted out the feedstuffs business to WDF. Accordingly, the revenues of feedstuffs had not incurred in the current year. The revenues for the nine months ended March 31, 2009 and 2008 consisted of the following:

		For Nine Months Ended March 31,
		2009	2008
		(Unaudited)	(Unaudited)
Revenues:
	Boars	$945,639	$128,781
	Commercial hogs	33,086,894	2,673,545
	Eliminated hogs	107,332	302,499
	Total Revenues	34,139,865	3,104,825

Cost of Goods Sold:
	Boars	470,555	62,937
	Commercial hogs	27,446,420	2,129,152
	Eliminated hogs	200,910	276,939
	Total Cost of Goods Sold	28,117,885	2,469,028

Gross Profit:
	Boars	475,084	65,844
	Commercial hogs	5,640,474	544,393
	Eliminated hogs	(93,578)	25,560
	Total Gross Profit	$6,021,980	$635,797

12.        Concentration of Business

a.           Financial Risks

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

b.           Major Customers

The following summarizes sales to major customers (each represented 10% or more of the Company’s total sales revenues):

	Sold to	Number of	Percentage of
For Nine Months Ended March 31,	Major Customers	Customers	Total Revenues
2009	$32,583,314	2	95.44%
2008	$2,288,653	1	73.71%

c.           Major Suppliers

The following summarizes purchases from major suppliers (each represented 10% or more of purchased):

	Purchased from	Number of	Percentage of
For Nine Months Ended March 31,	Major Suppliers	Suppliers	Total Purchased
2009	$28,040,578	1	99.66%
2008	$1,406,327	2	97.20%

13.        Other Income (Expense), Net

The net amount of other income (expense) for the nine months ended March 31, 2009 and 2008 consisted of the following:

		For Nine Months Ended March 31,
		2009	2008
		(Unaudited)	(Unaudited)
Other Income
	Government grants	$7,312	$-
	Other	3,680
	Total Other Income	10,992	-

Other Expense
	Other	1,901	226
	Total Other Expense	1,901	226

Total Other Income (Expense), Net		$9,091	$(226)

14.       Geographical Risks

Since the Company’s operations and assets are located in PRC, it is subject to considerations and risks atypical to those in the United States, including changes in the political, economic, social, legal, and tax environments in PRC, as well as changes inflation and interest rates. Changes in laws and regulations concerning PRC’s purchases and sales genetic boars, and merchandise hogs could significantly affect the Company’s future operating results and financial position.

15.        Subsequent Event

The due date for the loans from Jiamusi Government Financial Bureau and Tangyuan Government Financial Bureau in amounts of RMB3.5 million and RMB2 million had been extended to December 31, 2009, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Heilongjiang Senyu Animal Husbandry Co., Ltd.

We have audited the accompanying balance sheets of Heilongjiang Senyu Animal Husbandry Co., Ltd. as of June 30, 2008 and 2007, and the related statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2008 and 2007. Heilongjiang Senyu Animal Husbandry Co., Ltd’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heilongjiang Senyu Animal Husbandry Co., Ltd. as of June 30, 2008 and 2007, and the results of its operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

MS Group CPA LLC

MS Group CPA LLC

Edison, New Jersey

December 4, 2008

Heilongjiang Senyu Animal Husbandry Co., Ltd. and Subsidiary
Consolidated Balance Sheets
	June 30,
	2008	2007
Assets
Current Assets:
Cash and equivalents	$140,270	$147,563
Accounts receivable	335	4,364,263
Inventories	1,050,824	1,080,360
Loan to shareholders/officers	41,395	61,387
Loan to related parties, current	-	457,783
Loan to unrelated parties, current	-	109,743
Advanced to suppliers, net	16,295,009	51,440
Prepayments and other current assets	160,837	374,767
Total Current Assets	17,688,670	6,647,306

Loan to Related Parties, Less Current Maturities	-	447,977
Loan to Unrelated Parties, Less Current Maturities	-	2,500,000
Property, Plant, Equipments, and Breeding Stock, net	3,883,586	1,894,815
Construction in Progress	118,730	1,080,992
Total Long-Term Assets	4,002,316	5,923,784

Total Assets	21,690,986	12,571,090

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	164,782	740,718
Loan payable, current maturities	1,804,369	459,800
Other current liabilities	92,631	94,937
Total Current Liabilities	2,061,782	1,295,455

Loan Payable, Less Current Maturities	291,583	459,800
Total Long-Term Liabilities	291,583	459,800

Total Liabilities	2,353,365	1,755,255

Minority Interest	866,509	-

Shareholders' Equity:
Common stock, $0.1241737 par value, 80,000,000 shares authorized, issued, and outstanding	9,933,896	9,933,896
Reserve funds	1,073,349	65,102
Retained earnings	5,337,288	241,458
Accumulated other comprehensive income	2,126,579	575,379

Total Shareholders' Equity	18,471,112	10,815,835

Total Liabilities and Shareholders' Equity	$21,690,986	$12,571,090

See notes to consolidated financial statements.

Heilongjiang Senyu Animal Husbandry Co., Ltd. and Subsidiary
Consolidated Statements of Operations and Comprehensive Income

	For Fiscal Years Ended June 30,
	2008	2007

Revenues	$30,435,126	$24,715,057
Cost of Goods Sold	23,506,909	22,792,537
Gross Profit	6,928,217	1,922,520

Operating Expenses
Selling expenses	581,994	35,647
General and administrative expenses	458,803	187,154
Bad debt for advanced to suppliers	77,277	-

Total Operating Expenses	1,118,074	222,801

Income From Operations	5,810,143	1,699,719

Other Income (Expense)
Interest (expense) income, net	(19,998)	10,278
Other income, net	1,078,385	255,895
Loss on fix assets disposal	(464,481)	(831,047)
Loss on inventory disposal	(404,061)	(632,719)
Total Other Income (Expense)	189,845	(1,197,593)

Income Before Income Taxes	5,999,988	502,126
Income Tax Provision	-	-

Income before Minority Interest	5,999,988	502,126
Minority Interest	(104,089)	-
Net Income	$6,104,077	$502,126

Other Comprehensive Income:
Foreign Currency Translation Gain	1,551,200	490,553
Comprehensive Income	$7,655,277	$992,679

Net Income Per Common Share
- Basic	$0.08	$0.01
- Diluted:	$0.08	$0.01

Weighted Common Shares Outstanding
- Basic	80,000,000	80,000,000
- Diluted:	80,000,000	74,739,726

See notes to consolidated financial statements.

Heilongjiang Senyu Animal Husbandry Co., Ltd. and Subsidiary
Consolidated Statements of Shareholders' Equity
				Retained	Accumulated
				earnings /	other	Total share-
	Common stock		Reserve	(accumulated	comprehensive	holders'
	Shares	Amount	fund	deficits)	income	equity

Balance as of June 30, 2006	50,000,000	$6,165,762	$-	$(195,566)	$84,826	$6,055,022

Increased capital on August 29, 2006	30,000,000	3,768,134	-	-	-	3,768,134

Net income	-	-	-	502,126	-	502,126

Appropriation of reserve funds	-	-	65,102	(65,102)	-	-

Foreign currency translation gain	-	-	-	-	490,553	490,553

Balance as of June 30, 2007	80,000,000	$9,933,896	$65,102	$241,458	$575,379	$10,815,835

Net income	-	-	-	6,104,077	-	6,104,077

Appropriation of reserve funds	-	-	1,008,247	(1,008,247)	-	-

Foreign currency translation gain	-	-	-	-	1,551,200	1,551,200

Balance as of June 30, 2008	80,000,000	$9,933,896	$1,073,349	$5,337,288	$2,126,579	$18,471,112

See notes to consolidated financial statements.

Heilongjiang Senyu Animal Husbandry Co., Ltd. and Subsidiary
Consolidated Statements of Cash Flows
	For Fiscal Years Ended June 30,
	2008	2007

Cash Flows From Operating Activities
Net Income	$6,104,077	$502,126
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and amortization	781,258	684,525
Bad debt adjustment	81,884
Minority interest	(104,089)	-
Loss on disposal of fixed assets	464,481	831,047
Loss on disposal of inventory	404,061	632,719
Changes in operating assets and liabilities:
Accounts receivable	4,363,961	(2,712,418)
Inventories	(418,553)	574,309
Advance to suppliers	(14,705,621)	(51,440)
Prepayments and other current assets	229,838	(194,102)
Accounts payable and accrued expenses	(592,235)	156,305
Other current liabilities	(11,467)	(47,604)
Net Cash (Used in) Provided by Operating Activities	(3,402,405)	375,467

Cash Flows From Investing Activities
Payment for purchase of equipment	(975,931)	(11,847)
Payment for construction in progress	(141,733)	(597,177)
Proceeds from sold the property and equipment	210,025	-
Payment for loan to related parties	-	(568,494)
Payment for loan to unrelated parties	-	(2,312,990)
Proceeds from repayment of loan to related parties	905,759	-
Proceeds from repayment of loan to unrelated parties	2,609,743	-
Net Cash Provided by (Used in) Investing Activities	2,607,863	(3,490,508)

Cash Flows From Financing Activities
Proceeds from loan payable	969,042	459,800
Proceeds from shareholders contribution	-	1,797,561
Payments for loan to shareholders/officers	(133,659)	(114,589)
Proceeds from repayment of loan to shareholders/officers	163,030	41,378
Net Cash Provided by Financing Activities	998,413	2,184,150

Net Increase (Decrease) in Cash and Equivalents	203,871	(930,891)
Effect of Exchange Rate Changes on Cash	(211,164)	56,293
Cash and Equivalents at Beginning of Period	147,563	1,022,161

Cash and Equivalents at End of Period	$140,270	$147,563

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$20,395	$-
Income taxes paid	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Inventory transferred out to be breeding stock in fix assets	$147,965	$6,162
Construction in progress transferred out to be fix assets	$1,222,653	$-
Loan from shareholders transferred out to be capital equity contribution	$-	$1,970,573
Minority shareholders contributed breeding stock	$976,805	$-

See notes to consolidated financial statements.

Heilongjiang SenYu Animal Husbandry Co., Ltd.
Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

Heilongjiang Senyu Animal Husbandry Co., Ltd. (“Senyu”) was incorporated on September 3, 2004, under the law of Heilongjiang Jiamusi district of People Republic of China (“PRC”). On December 20, 2007, USA Advanced Genetics Swine Co., Ltd (“Advanced Swine”), a privately held company incorporated in the State of Nevada signed a stock transfer agreement with Senyu, and anticipated to acquire all the ownership interest in Senyu. The certificate of approval for Senyu with foreign investment in PRC was issued on February 4, 2008 by the Investment Promotion Bureau of Heilongjiang Province, and the updated operation certificate of Senyu with the new shareholder’s name was issued on February 28, 2008 by Jiamusi Administration for Industry and Commerce. As a result, Senyu became a foreign wholly own enterprises as on February 28, 2008.

Senyu originally founded with registered capital $1,208,211(equivalent to RMB10 million) on August 27, 2004 and increased its registered capital to $6,165,762 (equivalent to RMB50 million) and $9,933,896 (equivalent to RMB80 million) on January 18 and August 29, 2006, respectively.

Senyu remained development stage and incurred minor selling expenses and significant general and administrative expenses prior to September, 2005. In September 2005, Senyu accepted its first sales order of merchandise hogs and genetic boars that rose by it, and operated its business as farmer enterprises for breeding, feeding, and marketing the grandparent and parent generation boars, and merchandise hogs.

In December 2005, Senyu established a joint venture with Polar Genetics Co., Ltd., Canada (the “foreign partner”, a Canada corporation) called Sino-Canadian Senyu-Polar Swine Genetics Company Limited with expected registered capital $2,068,368(equivalent RMB16.7 million).According to joint venture agreement, Senyu and its foreign partner need to contribute currency $1,238,543 (equivalent RMB10 million) and 600 head primary genetic boars worth $829,825 (equivalent RMB6.7 million) in order to own 60% and 40% of the joint venture, respectively. This joint venture had not been approved by Heilongjiang government until March 30, 2006, and the actual capital $1,246,028 (equivalent RMB10 million) was contributed by Senyu on May 22, 2006. Its foreign partner did not contribute 600 head primary genetic boars worth $891,788 (equivalent RMB6.7 million) until October 13, 2007. Since China custom quarantined those primary genetic boars, completed the fully inspection and quarantine on those boars, and released them to the Sino-Canadian on November 27, 2007, Senyu fully owned this joint venture until November 27, 2007. This joint venture remained development stage and incurred start-up cost prior to November, 27, 2007.

Senyu and its 60% owned joint venture will be called “the Company” in the accompanying consolidated financial statements.

2. Basis of Presentation

a.           Fiscal year
The Company’s fiscal year is ended in June 30. The accompanying consolidated financial statements of operations and comprehensive income, statements of shareholders’ equity, and cash flows include activities for the fiscal years ended June 30, 2008, and 2007.

b.           Principle of consolidation
The accompanying consolidated financial statements present the financial position, results of operations and cash flows of us and all entities in which we have a controlling voting interest. The consolidated financial statements also include the accounts of any variable interest entities in which we are considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements include the financial statements of Heilongjiang Senyu Animal Husbandry Co., Ltd. and its joint venture, Sino-Canadian Senyu-Polar Swine Genetics Company Limited. All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of the Company and its joint venture, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with domestic investment in the PRC (“PRC GAAP”). Necessary adjustments were made to the subsidiary’s statutory accounts to conform to US GAAP to be included in these consolidated financial statements.

3. Summary of Significant Accounting Policies

a.          Use of estimates
The preparation of consolidated financial statements in conformity with accounting principal generally accepted in United States requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and the accompany notes. Actual results could differ from those estimates.

b.          Cash and equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates market value.

c.          Accounts receivable
Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. As of fiscal years ended June 30, 2008 and 2007, the Company had not recorded the allowance for uncollectible accounts.

d.          Inventories
Inventories are stated at the lower of cost or market. Cost of raw materials is determined on a first-in, first-out basis (“FIFO”). Finished goods are determined on the weight average basis and are comprised of direct materials, direct labor and an appropriate proportion of overhead.

e.          Advance to suppliers, net
Advance to suppliers are recognized and carried at original amount advance to suppliers less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all advances to suppliers. The estimated losses are based on a review of the current status of the existing advance amount. The allowances for doubtful accounts were $81,884 and $0 as of fiscal years ended June 30, 2008 and 2007, respectively.

f.           Property, plant, equipment and breeding stock
Depreciation of property, plant, equipment, and breeding stock is computed using the straight-line method over the estimated useful lives of assets as follows:

Years
Land improvements	10 years
Leasehold improvements	Lower of term of lease or 5 years
Buildings	10 years
Machinery and equipment	3 years to 10 years
Breeding stock	3 years to 5 years

Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred, whereas significant renewals and betterments are capitalized.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations.

g.           Impairment of long-term assets
Long-lived assets, primarily property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

h.           Revenue recognition
Revenues from products sales are recorded when both title to the goods and risk of ownership had transferred to the customer upon shipment, provided that no significant obligations remain. Net sales reflect units shipped at selling prices reduced by certain sales allowance.

i.           Shipping costs
The shipping and handling costs for purchased goods are allocated to cost of sales in the accompanying statement of operations for all period presented. Shipping costs were $1,216 and $0 for the fiscal years ended June 30, 2008 and 2007, respectively.

j.           Advertising costs
Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising expenses were $11,303 and $415 for the fiscal years ended June 30, 2008 and 2007, respectively.

k.           Research, development, and engineering costs
Research, development, and engineering costs are expensed as incurred in accordance with SFAS No. 2 “Accounting for Research and Development Costs”. Research, development, and engineering expenses primarily include payroll, contractor fees, and administrative expenses directly related to research and development support.

l.           Fair value of financial instruments
The carrying amounts of cash and equivalents, accounts receivable, advance to suppliers, other receivable, prepayments and other current assets, accounts payable and accrued expenses, and other current liabilities approximate their fair value because of the immediate or short-term maturity of these financial instruments.

m.         Employee welfare benefit
The company has established an employee welfare plan in accordance with Chinese law and regulations. The company makes annual pre-tax contributions of 14% of all employees’ salaries. Commencing from January, 2008, per China Regulation, the Company should recognize the welfare expenses when occurred instead of accrued. The total expense for the above plan amounted to $6,134 and $7,498 for the fiscal years ended June 30, 2008 and 2007, respectively.

n.           Foreign currency translation
The accompanying consolidated financial statements are presented in United States dollars. The company’s functional currency is the Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, average rates of exchange for the period for revenues, costs, and expenses, and historical capital contribution rate of exchange for capital contribution. Net gains and losses resulting from foreign exchange transactions are included in the statements of operations.

The following rates are used in translating the RMB to the U.S. Dollar presentation disclosed in these consolidated financial statements for the fiscal years ended June 30, 2008 and 2007.

		For Fiscal Years Ended June 30,
		2008		2007
Assets and liabilities	fiscal year-end rate of US	$0.14579	/RMB	$0.13137	/RMB

Revenues and expenses	average rate of US	$0.13759	/RMB	$0.12795	/RMB

o.           Government grant
In 2006, the Jiamusi P. R. China Government launched the “Farmers Comprehensive Development Project”, and allocated government grants to encourage the development of hog genetic quality improvement technologies. For the fiscal years ended June 30, 2008 and 2007, the Company received $4,527 (equivalent to RMB32,900) and $255,900 (equivalent to RMB2 million) government grants under the Farmers Comprehensive Development Project, respectively.

p.          Income taxes
Income taxes represent the tax effects of transactions from changes in current taxes due and in deferred taxes. Deferred taxes arise from differences between the basic of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

In accordance with the relevant tax laws and regulations of the PRC, the Value Added Tax (“VAT”) of agricultural breeding was exempt. Since the Company is an agricultural enterprise, which bred the hogs and sell them, it entitled to exempt VAT. Accordingly, the Company was not subject to VAT for the fiscal years ended June 30, 2008 and 2007.

In addition, based upon the investment encouragement policy of Heilongjiang Jiamusi Local government, the Company entitled to fully exempt from Corporation Income Tax (“CIT”) for the first two years and a 50% reduction in CIT for the next three years, commencing from the first profitable year after offsetting all tax losses carried forward from the previous years. Since fiscal year ended June 30, 2007 was the Company’s first profitable year, the Company was not subject to CIT in Heilongjiang Jiamusi P. R. China for the fiscal years ended June 30, 2007.

Commencing from January 2008, per PRC tax laws and regulations, the CIT of agricultural breeding of livestock was exempt from CIT. As a result, the Company was not subject to CIT for the fiscal years ended June 30, 2008 and 2007.

The Company was not subject to federal or state income taxes in the United States.

q.           Comprehensive income
SFAS 130, “Reporting Comprehensive Income”, defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners and requires that the period’s comprehensive income, its components and accumulated balances be disclosed. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

r.           Basic and diluted net income per share
The Company accounts for net income per common share in accordance with SFAS 128, “Earnings per Share” (“EPS”).  SFAS 128 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of common stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based on the assumption that all dilutive convertible shares and stock options were converted or exercised into common stock. The Company did not have any outstanding convertible shares or share options as of June 30, 2008 and 2007.

s.           Segment Reporting
SFAS 131, “Disclosure about Segments of an Enterprise and Related Information”, requires disclosure of reportable segments used by management for making operating decisions and assessing performance.  Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131 has no effect on the Company’s consolidated financial statements as substantially all of the Company’s operations are conducted in one industry segment, which is farmer enterprise breeding, feeding, and marketing genetic boars and commercial hogs.

t.           Recent pronouncements
In June 2008, the FASB issued FASB Staff Position on Emerging Issues Task Force Issue 03-6, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of FSP EITF 03-6-1. The adoption of this FSP EITF 03-6-1 did not have a material effect on the Company’s financial position.

In May 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No.162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 indicates the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing SFAS 162 to achieve that result. SFAS 162 also identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is in the process of evaluating the new disclosure requirements under SFAS 162.

In March 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No.161,"Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS No. 133" ("SFAS 161"). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format;(2) the disclosure of derivative features that are credit risk-related; and (3)cross-referencing within the footnotes. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends)., with early application encouraged. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

In December 2007, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” which clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement also changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. In addition, it requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 160 will have on its consolidated results of operations, financial position, and financial disclosure.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141's cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS 141R will have on its financial statements.

u.           Risk factors
There are certain risk factors that can materially impact the Company’s business, financial condition and results of operations. These risks include sensitivity to boar and hog prices, sensitivity to grain commodity prices, environmental factors and legislation, changes in herd productivity and feed efficiency, impact of disease, China domestic market risks, competition, restrictions under corporate farming laws, dependence on favorable labor relations, pork product contamination and product liability claims, distribution channels and consumer preferences.

4. Inventories

Inventories on June 30, 2008 and 2007 consisted of the following:

	June 30,
	2008	2007
Raw materials	$97,025	$211,045
Working in progress	678,687	276,009
Finished goods	275,112	593,306
Total	$1,050,824	$1,080,360

5. Loan to/from Officers/Shareholder

Amounts loan to stockholders/officers are unsecured, non-interest bearing, and are due on demand. As of June 30, 2008 and 2007, the total net amounts of loan to the officers/stockholders were $41,395 and $61,387, respectively, which represented the net amounts lent by the Company to shareholders/officers.

6. Loan to / (from) related parties

The majority shareholder of the Company owned 49% ownership equity of Heilongjiang Senyu ZhongDing Animal Breeding Co., Ltd (“ZhongDing”). In order to support ZhongDing’s operation, pigsty construction, and feedstuffs supplies, the Company had loaned to ZhongDing in amount of $457,783 (equivalent to RMB3,484,640) as of June 30, 2007. These loans are unsecured, and non-interest bearing. These loans had been fully paid off by ZhongDing on June 25, 2008.

The majority shareholder of the Company also owned 66% of Heilongjiang Senyu Real Estate Development Co., Ltd. (“SYRE”). In order to support SYRE’s operations, the Company also made a loan to SYRE in amount of $447,977 (equivalent to RMB3,410,000) for a period from June 28, 2007 to June 28, 2009. This loan had been fully paid off by SYRE on June 25, 2008.

Loan to / (from) related party, current and less current maturities consist of the following:

		June 30,
	Loan Term	2008	2007
Heilongjiang SenYu ZhongDing Animal Breeding Co., Ltd.	From January 30, 2006 to January 30, 2008	$-	$457,783
Total		$-	$457,783

Loan to/(from) related party, less current maturities
		June 30,
	Loan Term	2008	2007
Heilongjiang SenYu Real Estate Development Co., Ltd.	From June 28, 2007 to June 28, 2009	$-	$447,977
Total		$-	$447,977

Loan to/(from) related party		$-	$905,760

7. Loan to / (from) unrelated parties

On October 2, 2004, the Company established a loan to Jiamusi City HengYuan Construction Group (“HengYuan”) in amount of RMB2 million (equivalent to $262,743) for the period from October 2, 2004 to October 2, 2008. HengYuan is an unrelated third party to the Company. This loan had been fully paid off by HengYuan on December 28, 2007

On October 10, 2006, the Company established a loan agreement with Mr. BeiJun Dou, and agreed to loan him in amount of RMB1,530,000 (equivalent to $200,998) for two years starting from actual money receiving day. He is an unrelated third party to the Company, and the loans to him are unsecured and non-interest bearing. This loan had been fully paid off by Mr. BeiJun Dou on January 28, 2008.

On May 20, 2007, the Company established a loan agreement with Jiamusi City XingYu Biotechnology Development Co., Ltd. (XingYu Biotech), and agreed to loan XingYu Biotech in amount of RMB15 million (equivalent to$1,970,573) for the period from May 20, 2007 to May 20, 2009. But the Company actually loaned RMB15.5 million (equivalent to $2,036,259) to XingYu. XingYu is an unrelated third party to the Company. This loan is unsecured and non-interest bearing .This loan had been fully paid off by XingYu Biotech in June, 2008.

Loan to / (from) unrelated party, current and less current maturities consist of the following

Loan to /(from) unrelated party - current
		June 30,
	Loan Term	2008	2007
Others	Payable on demand	$-	$109,743
Total		$-	$109,743

Loan to/(from) unrelated party, less current maturities
		June 30,
	Loan Term	2008	2007
Jiamusi City Xingyu Biotech Development Co., Ltd.	From May 20, 2007 to May 20, 2009	$-	$2,036,259
Jiamusi City Heng Yuan Constrution Group	From October 2, 2004 to October 2, 2008	-	262,743
Mr. Beijun Dou	Two years from October 16, 2006	-	39,411
Mr. Beijun Dou	Two years from October 17, 2006	-	52,549
Mr. Beijun Dou	Two years from October 20, 2006	-	69,627
Mr. Beijun Dou	Two years from October 23, 2006	-	39,411
Total		$-	$2,500,000

Loan to/(from) unrelated party		$-	$2,609,743

8. Advance to suppliers, net

In order to raise good quality commercial hogs, and control the quality of feeding materials and procedures, Senyu signed a cooperation agreement with Heilongjiang WangDa Feedstuff Co .Ltd. (“WDF”), a professional feeding materials provider and a collector for good quality commercial hogs, on October 11, 2007. Pursuant to the terms of the agreement, Senyu agreed to loan a tidy sum of money to WDF to support WDF’s farmers using good quality feedstuffs to raise their commercial hogs, and then sell those hogs to Senyu once they mature. WDF can offset the loan amount from Senyu once it delivered the farmers’ commercial hogs to Senyu. In order to extend farmer- base production model and acquire significant amounts of hogs in the near future from WDF, Senyu had loan the amounts of $16,376,893 (equivalent to RMB 1.12 hundred million) to WDF as of June 30, 2008. Due to conservative concern, Senyu adopted a bad debt allowance at 0.5% for the principal amount of advance to supplier. Accordingly, the bad debt allowance was $81,884, and the net amount of advance to suppliers was $16,295,009 as of June 30, 2008.

9. Prepayments and Other Current Assets

As of June 30, 2008 and 2007, prepayments and other current assets consist of the following:

	June 30,
	2008	2007
Prepaid rent	$79,066	$347,329
Advance to employees	53,378	-
Other receivable	28,393	27,438
Total	$160,837	$374,767

10. Property, Plant, Equipments, and Breeding Stock, net

Property, Improvements, Equipments, and Breeding Stock, less accumulated depreciation, consists of the following:

	June 30,
	2008	2007
Land improvements	$277,020	$148,662
Leasehold improvements	65,261	-
Buildings	1,755,849	614,981
Machinery and equipment	551,405	227,930
Breeding stock	2,239,822	1,678,459
Sub-Total	4,889,357	2,670,032
Less: Accumulated depreciation	1,005,771	775,217
Total	$3,883,586	$1,894,815

Depreciation expenses for the two fiscal years ended June 30, 2008 and 2007 were $781,258 and $684,525 respectively. Loss on disposal of fixed assets for the fiscal years ended June 30, 2008 and 2007 was$464,481 and $831,047, respectively.

11. Construction in Progress

Commencing from April 2006, the Company began a project to build a new pigsty for breeding excellent genetic boars in HeiJinHe area. The basic construction of this project was completed during the fiscal year ended June 30 2007. Started from July 2007, the Company began to do internal construction for this pigsty. The Company completed and transferred most of construction in progress to fix assets before March 31, 2008. As of June 30, 2008, there was amount of $118,730 (equivalent to RMB814,380) remained in construction in progress for uncompleted items.

12. Loan payable

Loan payable as of June 30, 2008 and 2007 consists of the following:

Loan payable, current	June 30,
	2008	2007

On December 1 and 16, 2005, the Company obtained the loans in amounts of RMB2.8 million (equivalent to $408,218 and $367,840 as of June 30, 2008 and June 30, 2007, respectively) and RMB0.7 million (equivalent to $102,054 and $91,960 as of June 30, 2008 and June 30, 2007, respectively) from Jiamusi Government Financial Bureau ("JGFB") by pledging certain buildings in Huanan, which have carrying value approximately RMB2.6 million (equivalent to $379,060 ) and the term of debt was from October 31, 2005 to 2007. Since the Company is an agricultural enterprise and its business is supported by Chinese government. Accordingly, these loans were no interest bearing, and all due date had been extended to December 31, 2008.
	$510,272	$459,800

On April 20 and September 25, 2007, the Company obtained the loans in amounts of RMB1.5 million (equivalent to $218,688) and RMB0.5 million (equivalent to $72,895) from TangYuan Government Financial Bureau ("TGFB") by pledging certain buildings in Heijinhe, which have carrying value approximately RMB5.1 million (equivalent to $743,538 ) and the term of debt was from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, these loans were no interest bearing.	291,583	-

On September 27, 2007, the subsidiary of the Company, Sino-Canadian, obtained a short-term loan RMB3 million (equivalent to $437,375) from Jiamusi branch of China Agriculture Development Bank. This loan had been guarantied by the Company. The interest rate for this loan is 7.29% per year, and due on September 26, 2008. This loan had been fully paid off in September 2008.	437,375	-

Commencing from May 2008, the subsidiary of the Company, Sino-Canadian, continuing borrowed certain short-term loans from Mr. Zhifeng Wang, an unrelated party. These short-term loans were accumulated to the amounts of RMB3,876,348 (equivalent to $565,139) as of June 30, 2008. The interest rate of these loans is 8% per year, and these loans had been fully paid off on November 28, 2008.	565,139	-

Total loan payable, current	$1,804,369	$459,800

Loan payable, less current maturities	June 30,
	2008	2007

On April 20, 2007, the Company obtained a long-term loan RMB1.5 million (equivalent to $197,057) from TGFB by pledging certain buildings in Heijinhe, which have carrying value approximately RMB5.1 million (equivalent to $743,538 ) and the term of debt was from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, this long-term loan was no interest bearing and due on December 31, 2008.	$-	$197,057

On May 9, 2007, the Company obtained a loan in amount of RMB2 million (equivalent to $291,583 and $262,743 as of June 30, 2008 and June 30, 2007, respectively)) from JGFB by pledging certain buildings in Huanan, which have carrying value approximately RMB1.5 million (equivalent to $218,688 ) and the term of debt was from January 1, 2007 to December 31, 2008. Since Chinese government supports the Company's business, this loan was no interest bearing and the due date had been extended to December 31, 2009 by JGFB on June 16, 2008.	291,583	262,743

Total loan payable, less current maturities	$291,583	$459,800

13. Commitments

The Company enters into forward commercial hogs sales contract with its majority customer to decrease its market risk in the ordinary course of business. The Company utilizes forward contracts to establish adequate sales to minimize the risk of market fluctuations. The Company continually monitors its overall market position and fair value. The contracts information listed as follows:

Contract #	Sales Contracts	Client's Name	Contract Term	Sales Quantities
1	Merchandise hogs sales	Beijing Da Hongmen	from September 28, 2007	100 thousand hogs per year
to September 28, 2008

2	Merchandise hogs sales	Beijing Da Hongmen	from September 28, 2008	80 thousand hogs per year
to September 28, 2009

3	Merchandise hogs sales	Beijing Fifth Meat Processing Factory	from August 29, 2008	150 thousand hogs per year
to August 28, 2009

	Sales Price	Hog Average Weight	Hogs Quality	Penalty
1	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

2	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

3	market value in Beijing area	From 75 to 90kg	second or/and third generation	1% penalty if the merchandises
			of merchandise hogs	hogs delivered late

The Company leases office space, employee living space, and certain pigsties under non-cancelable operating leases. Since the Company had changed its operation, the Company terminated three pigsties leases in January and March, 2008. The rental expenses under operating leases were $492,756 and $640,887 in the fiscal years ended June 30, 2008 and 2007, respectively. Future minimum rental commitments on June 30, 2008, are as follows:

For Fiscal Years Ending June 30,	Amount
2009	$93,745
2010	10,572
2011	9,380
2012	3,845
2013	1,376
Thereafter	29,123
Total minimum payments required	$148,041

14. Stockholders’ Equity

a.           Common Stock
On August 27, 2004 (date of inception), the Company had authorized, issued, and outstanding 10 million shares of common stock at $0.1208211 (equivalent to RMB1) par value. The Company increased its authorized, issued and outstanding shares to 50 and 80 million shares on January 18 and August 29, 2006 at $0.1241737 (equivalent to RMB1) and $0.12331524 (equivalent to RMB1), respectively.

b.          Additional Paid-In Capital

The additional paid-in capital represents the excess of the aggregate fair value of the capital contributed over the par value of the stock issued. As of the fiscal years ended June 30, 2008 and 2007, there were no additional paid-in capitals, respectively.

15. Revenues

The company has four sorts of revenues which generated from sold of boar, commercial hogs, waste hogs and feedstuffs. The revenues from boars sold had more gross profit as compared to others. In order to have consistently good quality of hogs from farmers, the company sold feedstuffs to farmers with almost no profit in the last year. Commencing from October, 2007, the Company had contracted out the feedstuffs business to WDF. Accordingly, the revenues of feedstuffs had decreased significantly in the current year. The revenues for the year ended June 30, 2008 and 2007 consisted of the following:

		For Fiscal Years Ended June 30,
		2008	2007
Revenues:
	Boars	$2,225,045	$3,456,283
	Commercial hogs	24,788,478	12,021,695
	Eliminated hogs	504,728	65,854
	Feedstuffs	2,916,875	9,171,225
	Total Revenues	30,435,126	24,715,057

Cost of Goods Sold:
	Boars	988,817	1,864,691
	Commercial hogs	19,103,089	11,661,043
	Eliminated hogs	498,128	95,578
	Feedstuffs	2,916,875	9,171,225
	Total Cost of Goods Sold	23,506,909	22,792,537

Gross Profit:
	Boars	1,236,228	1,591,592
	Commercial hogs	5,685,389	360,652
	Eliminated hogs	6,600	(29,724)
	Feedstuffs	-	-
	Total Gross Profit	$6,928,217	$1,922,520

16. Other Income, net

In June 2007, since the district of Heilongjiang Jiamusi incurred grievous swine fever, there were many breeding stocks and commercial hogs of the Company been infected and isolated. For conservative concern, the management assumed these fix assets and inventories were loss as of the fiscal year ended June 30, 2007. However, most of ailing hogs were cured and sold to the market during the second quarter of 2008.

In addition, for the fiscal years ended June 30, 2008 and 2007, the Company received $4,527 (equivalent to RMB32,900) and $255,900 (equivalent to RMB2 million) government grants under the Farmers Comprehensive Development Project from Huanan District Pasturage Bureau and JGFB, respectively. The other income, net for the fiscal year ended June 30, 2008 and 2007 consisted of the following:

		For Fiscal Years Ended June 30,
		2008	2007

Other Income
	Cured hogs	$1,412,613	$-
	Goverment grants	4,527	255,895
	Other	1,441	-
	Total Other Income	1,418,581	255,895

Other Expense
	Cured hogs	338,285	-
	Other	1,911	-
	Total Other Expense	340,196	-

Other Income, Net		$1,078,385	$255,895

17. Loss on Fix Assets and Inventory Disposal

Commencing from January 2008, the Company changed its operation model and terminated three pigsties leases in January and March, 2008. Many breeding stocks from terminated pigsties were sold in the lower price than their carried value, and many working in process from terminated pigsties also been disposed in the price less than carried value. As of results, the Company assumed $464,481 and $404,061 fix assets and inventories loss during the current year, respectively. In addition, according to the grievous swine fever incurred in June 2007, the Company also assumed $831,047 and $632,719 fix assets and inventories disposal loss for the fiscal year ended June 30, 2007, respectively.

18. Concentration of Business

a.           Financial Risks
The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

b.           Major Customers
The following summarizes sales to major customers (each 10% or more of sale):

	Sold to	Number of	Percentage
For Fiscal Years Ended June 30,	Major Customer	Customers	of Total Revenues
2008	$22,840,803	2	75.05%
2007	$8,384,118	1	33.92%

c.           Major Suppliers
The following summarizes purchases from major suppliers (each 10% or more of purchase):

	Purchased from	Number of	Percentage
For Fiscal Years Ended June 30,	Major Suppliers	Suppliers	of Total Purchased
2008	$8,369,493	2	76.72%
2007	$12,877,249	5	77.81%

19. Geographical Risks

Since the Company’s operations and assets are located in PRC, it is subject to considerations and risks atypical to those in the United States, including changes in the political, economic, social, legal, and tax environments in PRC, as well as changes inflation and interest rates. Changes in laws and regulations concerning PRC’s purchases and sales genetic boars, and merchandise hogs could significantly affect the Company’s future operating results and financial position.

20. Subsequent Events

For conservative concern, Senyu also signed a supplementary agreement with WDF on December 12, 2008 to secure Senyu’s loan to WDF. Pursuant to the supplementary agreement, once WDF breached the term of cooperation agreement, Senyu can execute the following right to secure its loans to WDF: (1) step on WDF’s shoe with no other condition, and acquire all creditor’s right of WDF from contracted farmers, (2) If these creditor’s rights still could not satisfy the loss from Senyu, then Senyu will have a creditor’s right on WDF’s assets, these assets are included and not limit to the building, equipments, and working capital of WDF.